UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2025

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-41627	92-0318813
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Pennsylvania Plaza, New York, New York		10121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 465-6000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock	MSGE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Senior Vice President, Controller & Principal Accounting Officer

The Board of Directors of the Company appointed Alexander Shvartsman, 52, as Senior Vice President, Controller & Principal Accounting Officer effective November 24, 2025 (the “Commencement Date”).

Mr. Shvartsman has served as Senior Vice President, Controller & Principal Accounting Officer of Madison Square Garden Sports Corp. (“MSG Sports”) since April 2020 and, prior to that, in various roles at MSG Sports, including as Senior Vice President and Assistant Controller from 2016 to April 2020, Vice President, External Reporting and Consolidations from 2015 to 2016; Vice President, Technical Accounting and Accounting Policy from March 2015 to October 2015; Director, Technical Accounting and Accounting Policy from 2013 to 2015; and Director, External Reporting from 2010 to 2013. Prior to his roles at MSG Sports, Mr. Shvartsman served in various capacities at CIT Group Inc., American Standard Inc. and KPMG LLP.

Employment Agreement with Alexander Shvartsman

In connection with Mr. Shvartsman’s appointment, Mr. Shvartsman and the Company entered into an employment agreement (the “Shvartsman Employment Agreement”), dated as of November 19, 2025, which contemplates Mr. Shvartsman’s employment commencing effective as of the Commencement Date.

The Shvartsman Employment Agreement provides for an annual base salary of not less than $500,000. Mr. Shvartsman will be eligible to participate in the Company’s annual bonus program with an annual target bonus equal to not less than 50% of annual base salary. He will be eligible, subject to his continued employment by the Company, to participate in such long-term incentive programs that are made available in the future to similarly situated executives of the Company. It is expected that Mr. Shvartsman will receive one or more annual long-term awards with an aggregate target value of not less than $500,000. With respect to the Company’s current fiscal year (ending June 30, 2026), Mr. Shvartsman will be entitled to a mid-year long-term incentive grant representing the increase to his annual target value compared to his most recent annual target value while employed by MSG Sports, pro-rated for the final seven months of the fiscal year. Mr. Shvartsman will be eligible to participate in the Company’s standard benefits program, subject to meeting the relevant eligibility requirements, payment of required premiums, and the terms of the plans.

If, on or prior to the third anniversary of the Commencement Date (the “Scheduled Expiration Date”), Mr. Shvartsman’s employment with the Company is terminated (i) by the Company other than for “cause” (as defined in the Shvartsman Employment Agreement), or (ii) by Mr. Shvartsman for “good reason” (as defined in the Shvartsman Employment Agreement) and so long as cause does not then exist, then, subject to Mr. Shvartsman’s execution of a separation agreement with the Company, the Company will provide him with the following benefits and rights: (a) a severance payment in an amount determined at the discretion of the Company, but in no event less than the sum of Mr. Shvartsman’s annual base salary and annual target bonus; and (b) any unpaid annual bonus for the fiscal year prior to the fiscal year in which such termination occurred and a prorated annual bonus for the fiscal year in which such termination occurred. If Mr. Shvartsman’s employment is terminated due to his death or “disability” (as defined in the Company’s long term disability plan) prior to the Scheduled Expiration Date, and at such time cause does not exist, then, subject to execution of a separation agreement (other than in the case of death), he or his estate or beneficiary will be provided with the benefits and rights set forth in clause (b) above.

The Shvartsman Employment Agreement contains certain covenants by Mr. Shvartsman, including a noncompetition agreement that restricts Mr. Shvartsman’s ability to engage in competitive activities until the first anniversary of a termination of his employment with the Company.

The description above is qualified in its entirety by reference to the Shvartsman Employment Agreement, which is attached as Exhibit 10.1 hereto and incorporated into this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Employment Agreement, dated as of November 19, 2025, between Madison Square Garden Entertainment Corp. and Alexander Shvartsman.†

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†	This exhibit is a management contract or a compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2025	MADISON SQUARE GARDEN ENTERTAINMENT CORP.

	By:	/s/ Mark C. Cresitello
	Name:	Mark C. Cresitello
	Title:	Senior Vice President, Deputy General Counsel and Secretary